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            [LETTERHEAD OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP]


                               February 8, 2000

Cybernet Internet Services International, Inc.
Stefan-George-Ring 19-23
D-81929 Munich
Germany

Ladies and Gentlemen:

     We have served as counsel for Cybernet Internet Services International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-1 filed on November 24, 1999, and amended on January 11, 2000 and on this date (the "Registration Statement"), with respect to the resale, from time to time, of:

     1. $50,002,183 13% Convertible Senior Subordinated Discount Notes due 2009 ("Discount Notes") issued pursuant to an indenture dated as of August 26, 1999 between the Company and The Bank of New York, as trustee, registrar and paying agent;

     2. (Euro)25,000,000 principal amount of Pay-In-Kind Notes due 2009 ("PIK Notes") issued pursuant to an indenture dated as of August 26, 1999 between the Company and The Bank of New York, as trustee, registrar and paying agent;

     3. 5,617,138 shares of the Company's common stock which are issuable upon conversion of the Discount Notes and PIK Notes ("Shares").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Discount Notes, PIK Notes and Shares as we have deemed necessary and advisable.

     In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry: (a) the legal capacity of all natural persons executing documents; (b) the authenticity of all documents submitted to us; (c) the genuineness of all signatures on all documents that we have examined; and (d) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies. As to all questions of fact material to the opinions specified herein, we have relied upon certificates of

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Cybernet Internet Service International, Inc.
February 8, 2000
Page 2

officers of the Company. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

     Based upon the foregoing, in reliance thereon, and having regard for such legal considerations that we have deemed relevant, it is our opinion that:

     1. The Discount Notes and PIK Notes have been validly authorized and issued by the Company and represent valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceablity may be subject to: (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     2. The Shares will be legally and validly issued, fully paid and non-assessable when issued upon conversion of the Discount Notes or PIK Notes.

     We hereby consent to the reference of our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.


                          Very truly yours,

                          /s/ Powell, Goldstein, Frazer & Murphy LLP
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                          POWELL, GOLDSTEIN, FRAZER & MURPHY LLP